                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               SCHEDULE 13G/A
                              (Amendment No. 1)*

                 Under the Securities Exchange Act of 1934

                                ACCOM, INC.
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                 004334 10 8
                     ----------------------------------
                                (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 17 Pages

CUSIP No. 004334 10 8                  13G                   Page 2 of 17 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     El Dorado Ventures, a California limited partnership
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                465,440
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                -0-
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                465,440
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     465,440
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     7.0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                            Page 2 of 17 pages

CUSIP No. 004334 10 8                  13G                   Page 3 of 17 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     El Dorado Technology II, a California limited partnership
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                46,105
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                -0-
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                46,105
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     46,105
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     0.70%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                            Page 3 of 17 pages

CUSIP No. 004334 10 8                  13G                   Page 4 of 17 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     El Dorado Venture Partners
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                511,545
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                511,545
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     511,545
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     7.7%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                            Page 4 of 17 pages

CUSIP No. 004334 10 8                  13G                   Page 5 of 17 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     El Dorado Ventures III, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                535,484
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                  -0-
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                535,484
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                  -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     535,484
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     8.0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                            Page 5 of 17 pages

CUSIP No. 004334 10 8                  13G                   Page 6 of 17 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     El Dorado Technology IV, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                 5,929
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                  -0-
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                 5,929
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                  -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     5,929
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     0.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                            Page 6 of 17 pages

CUSIP No. 004334 10 8                  13G                   Page 7 of 17 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     El Dorado C&L Fund, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power               10,635
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                 -0-
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power               10,635
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                 -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     10,635
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     0.2%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                            Page 7 of 17 pages

CUSIP No. 004334 10 8                  13G                   Page 8 of 17 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     El Dorado Venture Partners III
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power               -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power              552,048
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power               -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power              552,048
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     552,048
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     8.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                            Page 8 of 17 pages

CUSIP No. 004334 10 8                  13G                   Page 9 of 17 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Shanda Bahles
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power               -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power              552,048
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power               -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power              552,048
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     552,048
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     8.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                            Page 9 of 17 pages

CUSIP No. 004334 10 8                  13G                   Page 10 of 17 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Gary W. Kalbach
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power              12,916
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power              1,063,593
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power               -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power              1,063,593
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,076,509
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     16.2%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                            Page 10 of 17 pages

CUSIP No. 004334 10 8                  13G                   Page 11 of 17 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Thomas H. Peterson
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power               -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power              552,048
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power               -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power              552,048
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     552,048
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     8.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                            Page 11 of 17 pages

CUSIP No. 004334 10 8                  13G                   Page 12 of 17 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Brent T. Rider
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power               -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power              511,545
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power               -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power              511,545
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     511,545
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     7.7%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                            Page 12 of 17 pages

ITEM 1.

(a)  Name of Issuer: Accom, Inc. ("Issuer")

(b)  Address of Issuer's Principal Executive Offices:

     1490 O'Brien Drive
     Menlo Park, CA  94025

ITEM 2.

(a)  Name of Person Filing:

     El Dorado Ventures, a California limited partnership ("EDV")
     El Dorado Technology II, a California limited partnership ("EDT II") El Dorado Venture Partners ("EDVP")
     El Dorado Ventures III, L.P. ("EDV III")
     El Dorado Technology IV, L.P. ("EDT IV")
     El Dorado C&L Fund, L.P.("EDC&L")
     El Dorado Venture Partners III ("EDVP III")
     Shanda Bahles
     Gary W. Kalbach
     Thomas H. Peterson
     Brent T. Rider

(b)  Address of Principal Business Office:

     2400 Sand Hill Road, Suite 100
     Menlo Park, CA  94025

(c)  Citizenship/Place of Organization:

     Entities:   EDV - California
                 EDT II - California
                 EDVP - California
                 EDV III - California
                 EDT IV - California
                 EDC&L - California
                 EDVP III - California

     Individuals:  Ms. Bahles - United States
                   Mr. Kalbach - United States
                   Mr. Peterson - United States
                   Mr. Rider - United States

(d)  Title of Class of Securities:  Common Stock

(e)  CUSIP Number:  004334 10 8

ITEM 3.  NOT APPLICABLE.


                             Page 13 of 17 pages

ITEM 4.  OWNERSHIP.



ENTITIES:
                                    EDV      EDT II    EDVP     EDV III    EDT IV    EDC&L    EDVP III
(a)  Beneficial Ownership         465,440    46,105   511,545   535,484    5,929     10,635   552,048

(b)  Percentage of Class            7.0       0.70     7.7        8.0       0.1       0.2       8.3

(c)  Sole Voting Power            465,440    46,105   511,545   535,484    5,929     10,635     -0-

(d)  Shared Voting Power             -0-       -0-       -0-      -0-       -0-       -0-     552,048

(e)  Sole Dispositive Power       465,440    46,105   511,545   535,484    5,929     10,635     -0-

(f)  Shared Dispositive Power        -0-       -0-       -0-      -0-       -0-       -0-     552,048



INDIVIDUALS:

                                      Bahles     Kalbach      Peterson    Rider
(a)  Beneficial Ownership             552,048    1,076,509    552,048     511,545

(b)  Percentage of Class               8.3         16.2        8.3          7.7

(c)  Sole Voting Power                 -0-        12,916       -0-          -0-

(d)  Shared Voting Power              552,048    1,063,593    552,048     511,545

(e)  Sole Dispositive Power            -0-         -0-         -0-          -0-

(f)  Shared Dispostive Power          552,048    1,063,593    552,048     511,545


                           Page 14 of 17 pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

No reporting person is a member of a group as defined in
Section 240.13d-1(b)(1)(ii)(H) of the Act.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

Not applicable.

EXHIBITS

A:  Joint Filing Statement


                             Page 15 of 17 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1998

EL DORADO VENTURES, A CALIFORNIA         EL DORADO TECHNOLOGY II, A CALIFORNIA
 LIMITED PARTNERSHIP                         LIMITED PARTNERSHIP

By:  El Dorado Venture Partners          By:  El Dorado Venture Partners
      its general partner                        its general partner

By:  /s/ Gary W. Kalbach                 By:  /s/ Gary W. Kalbach
     ----------------------                   ----------------------
       General Partner                           General Partner

EL DORADO VENTURE PARTNERS

By: /s/ Gary W. Kalbach
    -------------------
       General Partner

EL DORADO VENTURES III, L.P.               EL DORADO TECHNOLOGY IV, L.P.

By:  El Dorado Venture Partners III        By:  El Dorado Venture Partners III
      its general partner                        its general partner

By:  /s/ Thomas H. Peterson                By:  /s/ Thomas H. Peterson
     ----------------------                     ----------------------
        General Partner                             General Partner


EL DORADO C&L FUND, L.P.                   EL DORADO VENTURE PARTNERS III

By:  El Dorado Venture Partners III
      its general partner                  By:  /s/ Thomas H. Peterson
                                               ------------------------
By:  /s/ Thomas H. Peterson                        General Partner
    ------------------------
         General Partner


By:  /s/ Shanda Bahles                     By:  /s/ Gary W. Kalbach
     ----------------------                     --------------------
        Shanda Bahles                              Gary W. Kalbach


By:  /s/ Thomas H. Peterson                By:  /s/ Brent T. Rider
     ----------------------                     --------------------
       Thomas H. Peterson                          Brent T. Rider


                               Page 16 of 17 pages

                                   EXHIBIT A
                          AGREEMENT OF JOINT FILING

     We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of us.

Date:  February 13, 1998

EL DORADO VENTURES, A CALIFORNIA         EL DORADO TECHNOLOGY II, A CALIFORNIA
 LIMITED PARTNERSHIP                         LIMITED PARTNERSHIP

By:  El Dorado Venture Partners          By:  El Dorado Venture Partners
      its general partner                      its general partner

By:  /s/ Gary W. Kalbach                 By:  /s/ Gary W. Kalbach
     ----------------------                   ----------------------
       General Partner                           General Partner

EL DORADO VENTURE PARTNERS

By: /s/ Gary W. Kalbach
    -------------------
       General Partner

EL DORADO VENTURES III, L.P.               EL DORADO TECHNOLOGY IV, L.P.

By:  El Dorado Venture Partners III        By:  El Dorado Venture Partners III
      its general partner                        its general partner

By:  /s/ Thomas H. Peterson                By:  /s/ Thomas H. Peterson
     ----------------------                     ----------------------
        General Partner                             General Partner


EL DORADO C&L FUND, L.P.                   EL DORADO VENTURE PARTNERS III

By:  El Dorado Venture Partners III
      its general partner                  By:  /s/ Thomas H. Peterson
                                               ------------------------
By:  /s/ Thomas H. Peterson                        General Partner
    ------------------------
         General Partner


By:  /s/ Shanda Bahles                     By:  /s/ Gary W. Kalbach
     ----------------------                     --------------------
        Shanda Bahles                              Gary W. Kalbach


By:  /s/ Thomas H. Peterson                By:  /s/ Brent T. Rider
     ----------------------                     --------------------
       Thomas H. Peterson                          Brent T. Rider


                               Page 17 of 17 pages